UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Zapp Electric Vehicles Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

87/1 Wireless Road 26/F Capital Tower All Seasons Place Lumpini, Patumwan Bangkok 10330 Thailand	10330
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary shares, par value of $0.0001 per share	The NASDAQ Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one ordinary share at an exercise price of $11.50 per ordinary share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box, check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-268857

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the ordinary shares, par value $0.0001 per share (“Pubco Ordinary Shares”) of Zapp Electric Vehicles Group Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Pubco”), and the former public and private warrants of CIIG Capital Partners II, Inc., a Delaware corporation, that have been exchanged into Pubco warrants, each warrant exercisable for one Pubco Ordinary Share at an exercise price of $11.50 per Pubco Ordinary Share (“Pubco Public Warrants”).

The description of the Pubco Ordinary Shares and Pubco Public Warrants set forth under the caption “Description of Pubco Securities” in the proxy statement/prospectus forming a part of the Registration Statement on Form F-4 (Registration No. 333-268857), as initially filed with the Securities and Exchange Commission on December 16, 2022 and as amended from time to time (the “Registration Statement”), including any form of prospectus contained therein pursuant to Rule 424(b) under the Securities Act of 1933, as amended, to which this Form 8-A relates, is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is also incorporated by reference herein.

The Pubco Ordinary Shares and the Pubco Public Warrants to be registered hereunder have been approved for listing on The Nasdaq Stock Market LLC under the symbols “ZAPP” and “ZAPPW”, respectively.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed herewith or incorporated by reference, because no other securities of Pubco are being registered on The Nasdaq Stock Market LLC and the securities being registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 28, 2023	ZAPP ELECTRIC VEHICLES GROUP LIMITED

	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer